Exhibit 23.1

Consent of Ernst & Young LLP, Independent Auditors

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-39528, 333-60794, 333-83844, and 333-104771) pertaining to the Silicon Laboratories Inc. 2000 Stock Incentive Plan and Employee Stock Purchase Plan, and the Registration Statement on Form S-8 (No. 333-45682) pertaining to the Krypton Isolation, Inc. 1997 Stock Plan and Non-plan Stock Option Grants to Certain Individuals, of our report dated April 4, 2003, except for Note 9, as to which the date is November 11, 2003, with respect to the financial statements of CYGNAL Integrated Products, Inc. for the year ended December 31, 2002 which is included in the Current Report (Form 8-K/A) filed with the Securities and Exchange Commission.

Austin, Texas

November 12, 2003